UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 5, 2007

ACTEL CORPORATION
__________________________________________
(Exact name of registrant as specified in its charter)

California	000-21970	77-0097724
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2061 Stierlin Court, Mountain View, California		94043-4655
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	650-318-4200

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

As previously announced, a Special Committee of the Board of Directors of Actel Corporation (the "Company"), composed of independent directors and assisted by independent counsel, is reviewing the Company’s historical stock option grant practices and related accounting. The Special Committee is working to complete its stock option review in a timely manner, but the Company is not in a position at this time to predict when the review will be finished. There can be no assurance that the review will not result in a change to or restatement of the Company’s financial results for any period or modifications in the amount and timing of previously awarded stock-based compensation.
On January 3, 2007, the Company received notice from The Nasdaq Stock Market ("Nasdaq") of a Staff determination that the Company is not in compliance with the requirement for continued listing set forth in Nasdaq Marketplace Rules 4350(e) and 4350(g). Under the Rules, listed companies must hold an annual meeting of shareholders, solicit proxies, and provide proxy statements to Nasdaq. The Company’s noncompliance is a result of the ongoing review and related failure to file with the Securities and Exchange Commission ("SEC") a Quarterly Report on Form 10-Q for the quarter ended October 1, 2006. As previously announced, on November 13, 2006, the Company received a notice from Nasdaq of a Staff determination that Actel is not in compliance with the requirement for continued listing set forth in Nasdaq Marketplace Rule 4310(c)(14), which requires listed companies to file with the SEC all required reports. The Company has a hearing to appeal the Nasdaq Staff’s determinations on January 11, 2007.
Nasdaq Marketplace Rule 4310 requires the Company to make a public announcement that discloses its receipt of the notice and the Nasdaq rules upon which it is based. The full text of the press release intended to satisfy the public announcement requirement is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As discussed above, a Special Committee of the Company’s Board of Directors is reviewing the Company’s historical stock option grant practices and related accounting. The review is still ongoing, but the Special Committee may determine that certain options were granted using incorrect measurement dates, and that the exercise price for such options was lower than the closing price of the Company’s Common Stock on the correct grant date. In that eventuality, the holders of such options or any portions thereof that were not vested as of December 31, 2004, and not exercised in 2005 ("Discount Options"), may be subject to a penalty tax under Section 409A of the Internal Revenue Code. This penalty tax would not apply, however, to any Discount Option held by a director or executive officer that was amended on or before December 31, 2006, to correct the exercise price to the closing price of the Company’s Common Stock on the correct grant date.
The Compensation Committee of the Company’s Board of Directors addressed the potential adverse income tax effects under Section 409A associated with any Discount Options by permitting the Company’s directors and executive officers to amend their Discount Options, if any, to increase the exercise price of each such Discount Option to the exercise price that the Special Committee determines, upon the completion of the stock option review, is equal to the fair market value of such stock option on its date of grant. On December 31, 2006, the Company and all members of the Company’s Board of Directors and all of the Company’s executive officers agreed to increase the exercise price of any options held by such persons that are determined by the Special Committee to be Discount Options to the fair market value of the Common Stock on the correct grant date.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.
Exhibit Number Description

99.1 Press release dated January 5, 2007.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACTEL CORPORATION

January 5, 2007	By:	Jon A. Anderson

Name: Jon A. Anderson
Title: Vice President of Finance and Chief Financial Officer

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Exhibit Index

Exhibit No.	Description

99.1	Press release dated January 5, 2007